Exhibit 10.8

EMPLOYMENT AGREEMENT

The following shall evidence the agreement between The Yuma Companies, Inc., its subsidiaries and affiliates (“Yuma” or “the Company”) and Samuel L. Banks (“Employee”), for the purpose of Employee functioning as Chairman and Chief Executive Officer (“CEO”) in accordance with the following terms and/or conditions.

ARTICLE I. DEFINITIONS

The terms defined in the attached Exhibit “A” shall have the meaning therein described for purposes of this Agreement.

ARTICLE II. TERM

This Agreement supersedes the Employment Agreement dated June 1, 2011 and shall become effective as of October 1, 2012. This Agreement shall continue in full force and effect for a primary period of two (2) years (the “Initial Term”), unless terminated pursuant to Article V of this Agreement. At the end of the Initial Term, the Agreement will be automatically extended for subsequent monthly periods (“Renewal Terms”) unless and until terminated pursuant to Article V. The period during which Employee is employed under this Agreement (including any Renewal Terms) will be referred to as the “Employment Period”.

ARTICLE III. DUTIES

During the Employment Period, Employee shall serve as Chairman and CEO of the Company, and shall devote his full time, attention, and effort to performing the customary duties and responsibilities of such office for the benefit of Yuma. Employee will report to the Board of Directors.

Primary duties (“Duties”) will be as follows:

1)	Determine the strategic direction and focus of the Company. Prepare the Company’s Strategic Plan. Review the Plan with the Board of Directors and the Executive Team. Update the Plan annually and review with the Board of Directors.

2)	Establish near-term and long-term goals with the Executive Team and the Board of Directors, and review with the Board on a quarterly basis.

3)	Coordinate and review reporting of results by the President and the CFO to the preferred shareholders and outside analysts on a regular basis.

4)	Coordinate and review Board meeting agendas and presentation materials prepared by the President and the CFO for the Board of Directors.

5)	Coordinate the capital budgeting process with the President and the CFO on a semi-annual basis and present the plan to the Board of Directors, tying the plan to strategic objectives and milestones as outlined in the Strategic Plan.

6)	Assist in identifying acquisition opportunities with the President and the Vice President of Planning and Evaluations.

7)	Take primary responsibility for fundraising efforts for the Company’s 3-D prospects, 3-D projects and acquisitions.

8)	Take primary responsibility for the timing, sizing and execution of equity raises with the approval of the Board of Directors and recommendations from the President and the CFO.

Samuel L. Banks Employment Agreement

October 1, 2012

9)	Take primary responsibility for the execution of the Liquidity Event as called for in the Amended and Restated Certificate of Incorporation with the approval of the Board of Directors and recommendations from the President and the CFO.

10)	Work closely with the CFO on Company forecasts, cash flow projections, budgets and hedging.

11)	Review and approve the hiring of new employees.

12)	Coordinate employee contracts and performance reviews of members of the management team with outside consultants, assuring that individual goals, objectives and incentives are aligned with Company goals and objectives as defined in the Company Strategic Plan. Make sure Company performance reviews are carried out on a quarterly basis and reviewed with the Board.

13)	In conjunction with the President, develop the marketing terms of each Prospect and brochure, determining which third parties should receive presentations, the order and timing of presentations, and determine which staff members will participate in the employee override pool for each prospect.

ARTICLE IV. COMPENSATION

Yuma shall pay Employee as compensation for his services hereunder the following:

A.	A base compensation of $31,250.00 per month ($375,000.00 per year), paid semi-monthly on the fifteenth and the last day of each month, consistent with Yuma’s normal payroll procedures.

B.	Employee is eligible to participate in Yuma’s Restricted Stock Plan and may, as determined by the Board of Directors in its sole discretion, periodically receive grants under that Restricted Stock Plan, subject to the terms and conditions thereof.

C.	Employee is eligible to participate in Yuma’s Annual Incentive Plan and may, as determined by the Board of Directors in its sole discretion, receive annual bonuses based on performance criteria to be developed by the Board of Directors.

D.	Employee is eligible to participate in the Board-approved Working Interest Incentive Plan dated August 15, 2011. This plan gives the Employee the right to purchase a working interest of up to 2.5% of any working interest generated or acquired by the Company. Also, Employee has the right to participate up to 5% in any production acquisitions undertaken by the Company.

E.	Employee shall be provided coverage in Yuma’s group medical, dental, and life insurance plans, 401(k) retirement plan, and other insurance plans or benefits provided by Yuma at the levels of coverage and/or amounts commensurate with other employees of the Company and consistent with Yuma’s policies.

F.	Employee shall be entitled to four weeks paid annual vacation, to be taken in accordance with Yuma’s policies.

G.	Employee will be entitled to the remaining overriding royalty interest (“ORRI”) available on each Prospect after all other contractual requirements have been fulfilled.

H.	If Employee is dismissed for Cause, he will lose any right to earn all or any part of a bonus or ORRI not yet received on any Prospects not yet Sold, and any salary, bonus or other benefits owed on the remaining Employment Period of this Agreement.

Samuel L. Banks Employment Agreement

October 1, 2012

ARTICLE V. TERMINATION

A.	Except as set forth below in Paragraphs C and D of this Article V, this Agreement may not be terminated during the Initial Term or any Renewal Term for any reason other than Employee’s dismissal for Cause, Employee’s resignation due to illness, or Employee’s death.

B.	This Agreement may be terminated at the end of the Initial Term or at the end of any Renewal Term by either party upon sixty (60) days written notice to the other party (“Notice Period”). In the case of the Employee wishing to tender his resignation under the provisions of this paragraph, Employee and Yuma agree to keep such resignation quiet and confidential in order for Yuma to find a replacement and make the proper announcement to the other employees of Yuma. Employee agrees to cooperate and assist any employee of Yuma in the transition phase of his duties at Yuma during the Notice Period.

C.	Separation from the Company for Good Reason
If there a material adverse change in Employee’s position or employment Duties, as described in Article III, Employee will have the right to terminate this Employment Agreement upon 60 days notice, provided that Employee has put the Company on notice in writing of the occurrence, and the Company has failed to remedy the matter within 30 days after the Company received such written notice. Yuma shall pay the Employee any unpaid portion of the Employee’s base compensation and benefits accrued through the termination notice date plus severance equal to twenty-four (24) months of base compensation, as well as medical, dental, and life insurance premiums for that severance period. Any unvested Stock Awards will be forfeited at the end of the 60 day notice period.

D.	Separation from the Company for Good Reason during period of Change in Control
If Employee terminates his employment pursuant to the procedures of Paragraph C above within a period beginning sixty (60) days before, and ending twelve (12) months after the date of a Change of Control (the “Change Period”) Yuma shall pay the Employee any unpaid portion of the Employee’s base compensation and benefits accrued through the termination notice date plus severance equal to twenty-four (24) months of base compensation, as well as medical, dental, and life insurance premiums for that severance period. In the event of a termination for Good Reason within the Change Period, any Stock Awards will become fully vested and immediately exercisable and all restrictions on any restricted stock held by Employee will be removed.

ARTICLE VI. PROSPECTS CONTAINING LEASES WITH VARYING

NET REVENUE INTERESTS

Customarily, Prospects contain acreage blocks with different owners. It is rare that large Prospects can be formed from tracts covered by leases that provide for identical NRI’s. When necessary or appropriate, the ORRI due Employee will be computed and conveyed on a drilling or Production unit basis and the formulas contained in Articles VI and VII will be applied to each such drilling or Production unit. The ORRI awarded Employee will be adjusted from unit to unit to approximate the average ORRI that should be awarded on the Prospect taken as a whole.

ARTICLE VII. TIMING AND NATURE OF THE ASSIGNMENT OF ORRI

Yuma will make an assignment of Employee’s override within sixty (60) days of Yuma’s receipt of the assignment of Yuma’s override. Yuma’s assignment to Employee shall be on the same terms and conditions as the assignment received by Yuma. Yuma will make assignments or provide a letter documenting the ORRI due prior to the well(s) spudding.

If Yuma fails to make such assignment within the sixty (60) day period, Employee shall make a written request for assignment to Yuma and Yuma shall make such assignment to Employee within ten (10) days of such written request. If Yuma fails to provide a recordable instrument documenting Employee’s ORRI after sixty (60) days following Yuma’s receipt of the assignment and after the subsequent ten (10) days following Employee’s notice as called for above, then Employee may hire a land professional to document the ORRI due Employee in the form of a recordable assignment. Once this assignment has been documented to the satisfaction of both Employee and Yuma, Yuma will then execute the assignment and reimburse Employee for the costs of the land professional and recordation.

Samuel L. Banks Employment Agreement

October 1, 2012

The Area of Mutual Interest (AMI) on which the Employee’s override is owed will be the same as the AMI entered into by Yuma with the third party drilling participants, and will be subject to any amendment of the agreement with the third party participants.

ARTICLE VIII. SELLING OF ORRI

If Employee wishes to sell his ORRI on any Yuma Prospect during his employment with Yuma, Employee shall notify Yuma in writing of his intent to sell. Yuma will have 30 days from the date of Employee’s notice of intent to sell to provide Employee with a bona fide offer in writing.

ARTICLE IX. EXPENSES

Yuma agrees to reimburse Employee for all normal business expenses needed to carry out his duties, including, without limitation, expenses of attending pre-approved seminars and conferences, business-related travel, and business-related entertainment. Yuma will reimburse Employee expenses associated with professional associations and continuing professional education with preapproval. Employee must submit a proper expense report consistent with Company policy and regulations promulgated by the Internal Revenue Service in order to obtain reimbursement.

ARTICLE X. RELATIONSHIP OF PARTIES

During the Employment Period of this Agreement, Employee shall be an employee of Yuma and shall not directly or indirectly render any services of a commercial or professional nature to any other person or business organization (excluding church or family matters), whether or not for compensation, without the prior written consent of the Company.

ARTICLE XI. NONDISCLOSURE OF INFORMATION CONCERNING BUSINESS

Except as may be required in the performance of his duties under this Agreement, Employee will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person (exclusive of Yuma employees), firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of Yuma, including, without limitation, information concerning any of its Prospects, acquisitions, or joint ventures, the name of any customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of Yuma, its manner of operation, or its plans, processes, or other data of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Yuma, and its good will, and that any breach of the terms of this section is a material breach of this Agreement.

ARTICLE XII. CONFIDENTIAL INFORMATION AND NON-SOLICITATION

Employee acknowledges that in the course of his affiliation with Yuma, he has been provided with confidential and proprietary information about Yuma and its business, and that concurrently with the execution hereof and during the Employment Period of this Agreement, Employee will be provided with Confidential Information, as hereinafter defined, of which Employee has not had previous knowledge. Employee acknowledges that all Confidential Information is of great value to Yuma, and essential to Yuma's preservation of its business and goodwill. In recognition and in consideration of the foregoing and of the training and education to be provided by Yuma, Employee expressly covenants and agrees:

Samuel L. Banks Employment Agreement

October 1, 2012

A.	Definition of Confidential Information. For purposes hereof, “Confidential Information” shall mean:

1)	The financial condition of Yuma; records of transactions, and other information concerning the business of Yuma; or any information acquired from the inspection of Yuma’s records or property;

2)	The name and location of any Yuma Prospects, Projects, acquisitions or joint ventures;

3)	Leads, Prospects, Projects, potential discoveries of hydrocarbons, seismic data and interpretations thereof, geological and Prospect maps, future development drilling locations, drilling reports, well logs, technical processes, pricing and bidding methods, proprietary marketing and proprietary sales techniques, production and processing techniques, systems, products, services, designs, inventions, research records, technical data, information about costs, profits, and key personnel, heretofore or hereafter acquired, developed and/or used by Yuma;

4)	2D seismic lines and seismic data, which are licensed and/or the property of Yuma. Employee will not keep copies of such data;

5)	Terms and provisions of any seismic, joint venture, farm-out, farm-in, seismic survey participation, or drilling participation agreements; terms of any special JOA provisions;

6)	Terms and provisions of this Agreement, and of Yuma polices, manuals, guidelines or internal directives.

B.	Employee Shall Not Disclose Confidential Information. Employee agrees that the direct or indirect disclosure of any Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, and cause irreparable harm to the Company. Employee also agrees that disclosure of Confidential Information may constitute improper appropriation and/or use of proprietary information and trade secrets. Except as set forth in Paragraph C below, or when the Confidential Information is part of the marketing effort for Prospects and Projects, or where authorized by the CEO of Yuma for the benefit of Yuma, Employee agrees that Employee shall not, directly or indirectly, at any time, divulge to any persons, firms, corporations, governmental entities or agencies or other entities, any Confidential Information. This non-disclosure of Confidential Information covenant shall extend for a period of two years following the termination of this agreement.

C.	Exceptions to Non-Disclosure of Confidential Information. Notwithstanding the foregoing, the restrictions on disclosure shall not apply to any Confidential Information or portion thereof which:

1)	At the time of disclosure by Employee is generally and readily available to the public other than by an act or omission on the part of Employee;

2)	At the time of disclosure by Employee has been acquired from or made available to Employee by a third party having the lawful right to disclose such information;

3)	Employee is required to disclose pursuant to any state or federal law, rule or regulation or by an applicable judgment, order or decree of any court or government body or agency having jurisdiction over such matter. However, if possible Employee will notify Yuma in writing at least twenty (20) days prior to the date of such required disclosure to enable Yuma to seek an appropriate protective order to take such other actions as it deems necessary or appropriate;

4)	Employee may disclose the terms of this Agreement to his creditors, mortgage lenders, and financial institutions as required. In addition, Employee may divulge information relating to the occurrence of a change in control, to calculations of payments required under this Agreement, or to a termination of this Agreement, to Employee's attorney or accountant solely for such attorney's or accountant's confidential use with respect thereto. Employee shall provide Yuma with a copy of such information and the name of the accountant or attorney given such information.

Samuel L. Banks Employment Agreement

October 1, 2012

D.	Non-Solicitation. Employee acknowledges and agrees that the Company has concurrently with the signing of this Agreement and will during the Employment Period provide Confidential Information to Employee. Therefore, Employee will acquire unique knowledge of the operations and business of the Company. Employee further acknowledges and recognizes that the Company is placing its confidence and trust in Employee and that it would be impossible for Employee to perform Employee’s duties with the Company without the Company disclosing the Confidential Information or without Employee utilizing the Confidential Information to which Employee is being given concurrently with the execution hereof and during the course of Employee’s employment. In consideration of disclosing the Confidential Information to Employee, the receipt of which is hereby acknowledged by Employee, Employee covenants and agrees that:

1)	For the Employment Period of this Agreement, and for two (2) years after this Agreement is terminated, Employee agrees not to solicit or cause or authorize directly or indirectly to be solicited for employment, or cause or authorize directly or indirectly to be employed, for or on behalf of the Employee or any third parties, any person who is a current employee of Yuma.

E.	Return of Confidential Information upon Termination. Employee expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protected business interest of the Company. All files, records, documents, memoranda, software, electronic data or other writings whatsoever made, compiled, acquired, or received by Employee during the Employment Period with Company arising out of, in connection with, or related to any activity or business of the Company are the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned to the Company by Employee immediately, without demand, upon the termination of Employee’s employment with the Company.

F.	Injunctive and Other Relief. Employee acknowledges and agrees that the services to be rendered by him to the Company are of a special, unique and extraordinary character and, in connection with such services, he will have access to business opportunities, intellectual property and Confidential Information vital to the Company’s business. Employee acknowledges that a remedy at law for any breach or attempted breach of the foregoing under this Article will be inadequate, and agrees that the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

1)	The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-solicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns. The Company shall not be prohibited by this provision from pursuing all other remedies at law or equity available to the Company, including a claim for losses and damages.

G.	Reasonableness of Limitations. Employee acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information, and other business interests of the Company, and its affiliates, successors and assigns. If, however, any court subsequently determines that any of such covenants or agreements, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

H.	Survival. Each covenant provided in this agreement under Article XIV hereof shall survive the termination of this Agreement and of Employee’s employment with the Company, whether by resignation, discharge or otherwise.

Samuel L. Banks Employment Agreement

October 1, 2012

ARTICLE XIII. NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or by registered mail, return receipt requested in the United States mail, postage paid, addressed as follows:

Company:	The Yuma Companies, Inc.
Attn: Mr. Michael F. Conlon
1177 West Loop South, Suite 1825
Houston, Texas 77027

Employee:	Mr. Samuel L. Banks
526 Bolton Place
Houston, Texas 77024

Either party may change such addresses from time to time by providing written notice in the manner set forth above.

ARTICLE XIV. ENTIRETY OF AGREEMENT

This Agreement supersedes all other agreements, either oral or in writing, between the parties to this Agreement, with respect to the employment of the Employee by Yuma. This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

ARTICLE XV. AMENDMENT

This Agreement may be modified or amended only if the modification or amendment is made in writing and is signed by both parties.

ARTICLE XVI. SEVERABILITY

If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it should become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

ARTICLE XVII. WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

ARTICLE XVIII. APPLICABLE LAW

The laws of the State of Texas shall govern this Agreement.

ARTICLE XIX. ALTERNATIVE DISPUTE RESOLUTION

All controversies, claims and disputes arising under or relating to this Agreement, including tort claims and including the issue of arbitrability shall be first submitted to mediation, and if that is unsuccessful, then the dispute shall be finally resolved by arbitration under the procedures hereafter detailed.

A.	Mediation. Mediation, as defined in Section 154-023 of the Texas Civil Practices and Remedies Code, shall be initiated by written notice from one party to the other. The notice shall reasonably describe and identify the issues or claims to be mediated. The other party can respond with a written notice of additional issues or claims. The parties shall schedule a mediation to take place within 30 days from the receipt of the written notice of mediation, pursuant to the Mediation Procedures of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of this Agreement. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. All proceedings pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

Samuel L. Banks Employment Agreement

October 1, 2012

B.	Arbitration.
1)	If the dispute has not been resolved by the mediation provided for herein, it shall then be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration (the “CPR Rules”) in effect on the date of this Agreement. Either party may initiate the arbitration by filing its statement of claim within fifteen days after the mediation provided for herein.

2)	The arbitration shall be conducted and decided by a person mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the dispute. If the parties cannot agree on an arbitrator within fifteen (15) days after arbitration has been initiated by the filing of the notice, then he/she shall be selected from the CPR Panel using the CPR Rules.

3)	The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. 1-16. The arbitration shall occur in Houston, Texas, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

4)	If reasonably possible, arbitration shall be commenced within 30 days of the selection of the arbitrator. The arbitrator shall render the award not later than 30 days after the last hearing date.

5)	The arbitrator shall bill his or her fees and costs attributable to such binding arbitration in equal shares to the parties and each party shall bear its own attorneys’ fees and/or out-of-pocket costs expended by it. If any party seeks to modify or overturn all or a portion of the arbitrator’s award and is unsuccessful, then the opposing party shall be awarded all of its reasonable attorneys’ fees incurred in the arbitration. If it becomes necessary for a prevailing party to secure judicial confirmation of the award and to otherwise undertake legal action to collect an award, then such party shall be entitled to its reasonable attorneys’ fees and all costs for such action.

6)	No Punitive Damages. No punitive damages are recoverable in the arbitration. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably Samuel L. Banks Employment Agreement waives any right to recover any punitive or exemplary damages with respect to any dispute between them.

ARTICLE XX. EMPLOYEE ACKNOWLEDGMENT

Employee has read the contents of this Agreement, understands its terms, and agrees that, in consideration for his employment or continuing employment, training with the Company, and any other consideration recited herein, he will be bound by the terms, covenants and restrictions set forth in this Agreement.

Samuel L. Banks Employment Agreement

October 1, 2012

IN WITNESS WHEREOF, the parties have executed this Agreement this 20th day of September, 2012.

THE YUMA COMPANIES, INC.	EMPLOYEE

/s/ Sam L. Banks	/s/ Sam L. Banks
Sam L. Banks	Sam L. Banks

/s/ Richard W. Volk
Richard W. Volk

/s/ Ben T. Morris
Ben T. Morris

/s/ Frank A. Lodzinski
Frank A. Lodzinski

EXHIBIT “A”

To that Employment Agreement

Dated October 1, 2012

Between The Yuma Companies, Inc.

and

Samuel L. Banks

Definitions

As used herein, each term defined in the Agreement shall have the meaning assigned in the Agreement, unless expressly provided below to the contrary. The Agreement has been divided into articles and paragraphs for convenience only, and it is understood that the rights, powers, privileges, duties, and other legal relations of the parties hereto shall be determined as an entirety without regard to such divisions into articles and paragraphs and without regard to headings prefixed to such articles and paragraphs.

(a)	The term “AFE” shall mean authorization for expenditure. An AFE is a form which is widely used in the oil and gas industry when wells are drilled or a capital expenditure is planned by multiple parties.

(b)	The term “Agreement” shall mean this Employment Agreement, as amended, modified, or supplemented from time to time.

(c)	The term “Area of Mutual Interest” or “AMI” shall mean an agreement between or among parties to a farm-out agreement or a joint operating agreement or other agreement by which the parties attempt to describe a geographical area within which they agree to share certain additional leases or other interests acquired by any of them in the future.

(d)	The term “Article” shall mean an article of this agreement, unless the context otherwise requires.

(e)	Regarding a dismissal for cause, the term “Cause” shall be defined as any of the following: fraud or dishonesty committed by Employee against or with respect to Yuma, its affiliates or customers as shall be reasonably determined to have occurred by the Board of Directors of the Company; conviction of Employee of a felony by a court of competent jurisdiction; continued violation of the policies outlined in the Company’s Employee Handbook; unprofessional behavior as determined by a majority of the Company’s Board of Directors; continued and willful failure or refusal by Employee to perform the duties and services required of Employee hereunder if such failure and/or refusal is not cured within thirty (30) days after written notice thereof is provided to Employee by Yuma.

(f)	The term “Carried Working Interest” or “CWI” shall mean an agreement between Yuma and other participants in the well where one or more participants agree to pay a disproportionate amount of Yuma’s costs in a Seismic Project, the drilling and/or completion costs of a well(s), or a combination of both.

(g)	The term “Change in Control” shall mean the occurrence of any of the following:
i.	Any transaction or series of related transactions resulting in the sale or issuance of securities by Yuma, or any rights to securities of Yuma, representing in the aggregate more than 50% of its issued and outstanding voting securities (or more than 50% of the voting power), on a fully diluted basis; or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities, or any rights to securities of Yuma, by any holder or holders thereof representing in the aggregate more than 50% of the issued and outstanding voting securities of Yuma (or more than 50% of the voting power), on a fully diluted basis and the receipt of any consideration in connection therewith;
ii.	A merger, consolidation, reorganization, recapitalization or share exchange in which the stockholders of Yuma, immediately prior to such transaction, receive in exchange for securities of Yuma owned by them, cash, property or securities of the resulting or surviving entity and, as a result thereof, Persons who were holders of voting securities of Yuma hold less than 50% of the capital stock, calculated on a fully diluted basis, of the resulting corporation entitled to vote in the election of directors.

(h)	The term “CEO” shall mean Chief Executive Officer.

(i)	The term “CFO” shall mean Chief Financial Officer.

(j)	The term “Employee Prospect” shall mean a Prospect originated or generated by Employee and accepted by the President of the Company in writing. The Prospect cannot have come from a third-party source, but must be the unique idea of Employee, sponsored within the Company by Employee, and formally accepted as such by the Company.

(k)	The term “Finding Costs” shall mean the cost of finding commercial oil or gas, including all expenses involved in acquiring acreage, survey work and the cost of drilling.

(l)	The term “Lead” shall mean any idea which suggests a direction for further geological and or geophysical investigation. A Lead can be a step in the direction toward creating a Prospect. A Lead is a geological or geophysical idea which lacks the supporting data to be considered drillable.

(m)	The term “Net Revenue Interest” or “NRI” shall mean the share of Production after satisfaction of all royalty, overriding royalty, and other interests burdening the revenue stream.

(n)	The term “New Prospect” shall mean any Prospect not tested (a well drilled to evaluate the presence of hydrocarbons) and not specifically listed in Exhibits “B”, “C”, or “D”.

(o)	The term “ORRI” shall mean overriding royalty interest, or interest in oil and gas produced at the surface, free of the expense of Production, and in addition to the usual land owner’s royalty reserved to the lessor in an oil and gas lease. An ORRI shall be free and clear of any costs of drilling, development and operations, but shall bear its proportionate part of all severance and other taxes and all marketing costs on Production, including costs incurred in dehydrating, treating, transporting, boosting, compressing or otherwise processing oil and gas in order to make same marketable.

(p)	The term “Peer Review” shall mean the process of vetting an idea or Lead by Company employees or outside parties prior to accepting the idea or Lead as a Prospect.

(q)	The term “Play” shall mean a producing trend or area believed to have the potential of additional oil and/gas accumulations within a particular geologic interval.

(r)	The term “Prior Developed Prospect” shall mean any Prospect or Project idea which Employee developed and illustrated through maps, cross-sections, or other interpretations in Employee’s possession prior to joining Yuma as either a full time employee or consultant.

(s)	The term “Production” shall mean: (i) the act or process of producing; (ii) the products of an oil and gas well; or (iii) the well itself.

(t)	The term “Prospect” shall mean the identification of the existence of a certain geological structure, conducive to the Production of oil and gas underlying a certain area of land.

(u)	The term “Reserve” shall mean that portion of the identified oil and/or gas resource from which a usable mineral and energy commodity can be economically and legally extracted at the time of determination.

(v)	The term “Sold” shall mean that all participants have executed their participation agreements and joint operating agreements, and all monies, including drilling dollars on the Prospects operated by Yuma, are received and, on those not operated by Yuma, when all monies due the operator are received.

(w)	The term “3-D Seismic Project” shall mean the identification of the existence of “Lead”(s) in a geographical area, requiring a 3-D seismic survey to be conducted in order to mature the “Lead”(s) to a “Prospect”(s) status.

(x)	The term “Unconventional” Projects and Prospects shall mean those projects/prospects which are regional in nature and typically lack definable water contacts and/or hydrocarbon traps. For clarification, plays such as the Bakken and Eagle Ford are “Unconventional”. “Conventional” Projects and Prospects shall mean those projects/prospects which are localized hydrocarbon traps formed by discrete structural or stratigraphic closures.